Exhibit 10.3

                                                   AMENDMENT TO
                                                 CORE LABORATORIES
                                      SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         WHEREAS, CORE LABORATORIES N.V. and its participating affiliates (the "Company") have heretofore adopted the CORE LABORATORIES SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") for the benefit of certain employees and independent directors of the Company; and

         WHEREAS, the Company desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of February 28, 2003:

        1.   Section 1.1 is amended by adding thereto new paragraphs (17) and
        (18) to read as follows:

        "(17)Actuarial Equivalent or Actuarial Equivalence: A lump sum payment with respect to a Participant that, as of the lump sum payment date, is actuarially equal in value to the aggregate amounts of the Participant's vested accrued benefit expected to be received under the annual installment form of payment based upon
             (i) the  Applicable Mortality Table (as defined in section 417(e)
             (3)(A)(ii)(I) of the Internal Revenue Code) and (ii) using an interest rate that is 80% of the applicable federal rate (determined under section 1274(d) of the Internal Revenue Code and the regulations thereunder) compounded annually, for the month in which the lump sum is paid.

        (18) Change in Control: Any of the following: (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event, 50% or more of the common equity of the resulting entity, (B) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event, equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity, or (C) the persons who were members of the Board immediately prior to such transaction or event shall not

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             constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) shareholder approval of a plan of dissolution or liquidation of the Company, (iii) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity, or
             (iv) a change in the composition of the Board, as a result of which fewer than a majority of the supervisory directors are Incumbent Directors. For purposes of the preceding sentence,
             (1) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common equity of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term "Company" shall refer to the resulting entity and the term "Board" shall refer to the board of directors (or comparable governing body) of the resulting entity, and (3) "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of February 28, 2003, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (A) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (B) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. For purposes of this Section 1.1(18), all references to the "Company" shall refer solely to Core Laboratories N.V. except as expressly provided in clause
             (2) of the preceding sentence."

        2. Article IV is amended by adding thereto a new Section 4.4 to read as follows:

             "4.4 In lieu of the annual installment payments provided by
        Section 4.1, a Participant may irrevocably elect (in such manner as proscribed by the Committee) to receive his accrued benefit paid in a single lump sum payment on or as soon as administratively feasible following a Change in Control. Such lump sum shall be an amount that is the Actuarial Equivalent of the installment payments that would otherwise be payable to the Participant beginning on his Retirement Date (or if such installments have already commenced prior to the


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        Change in Control, the Actuarial Equivalent of the remaining installments due the Participant (or his Designated Beneficiary if he has died prior to the Change in Control)). Except as provided in the following paragraph, to be effective, the election must be made while the Participant is an employee or a director of the Company and at least one year prior to both the date of the Participant's 65th birthday and the date of the Change in Control.

             If the Participant has not timely made the election provided in the preceding paragraph, or is not eligible to make such election as provided in the last sentence of such paragraph, then the Participant (or, if deceased at the time of the Change in Control, his Designated Beneficiary) may irrevocably elect (in such manner as proscribed by the Committee) to receive a lump sum payment on or as soon as administratively feasible after the Change in Control (or, if the election is made following the Change in Control, as soon as administratively feasible after the election). The lump sum shall be an amount equal to 90% of the Actuarial Equivalence of his then accrued benefit (or, if it is already in pay status, the accrued benefit remaining to be paid). Upon such lump sum payment, the remaining portion of the Participant's accrued benefit automatically shall be forfeited."

        3.   Section 9.1 is amended in its entirety to read as follows:

             "9.1 The Board may, in its discretion, amend the Plan, in whole or in part, at any time; provided, however, that no amendment shall be made that would reduce the accrued benefit of any Participant or, without the Participant's written consent, adversely affect any of the Participant's rights (vested or contingent) hereunder with respect to his accrued benefit, including, without limitation, the timing and the form of payment of such benefit and the definition of Actuarial Equivalent used to determine the lump sum present value of his accrued benefit."

        4.   Section 9.2 is amended in its entirety to read as follows:

             "9.2 The Board may, in its discretion, terminate the Plan in whole or in part at any time. In the event the Plan is terminated, notwithstanding any other provision of the Plan, the Board, it its discretion, may pay each Participant his payable but unpaid vested accrued Retirement Benefit (or, in the case of a deceased Participant, such Participant's Designated Beneficiary any payable but unpaid Death Benefit or Retirement Benefit) either in accordance with Articles IV and V, as applicable, or in any other manner the Board deems appropriate, including, without limitation, a lump sum payment that is the Actuarial Equivalent of such unpaid Retirement Benefit or Death Benefit."

        5.  As amended hereby, the Plan is specifically ratified and reaffirmed.

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        EXECUTED on this 28th day of February, 2003.

                             CORE LABORATORIES N.V.
                             By Core Laboratories International B.V., its sole managing director


                             By:
                                      ------------------------------------------
                                      Jacobus Schouten
                                      Managing Director of Core Laboratories
                                      International B.V.



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